Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden IR 646-415-8972 rob@haydenir.com

Ormat signs definitive agreement to acquire U.S. geothermal

Acquisition ADDS 38MW operating portfolio and development pipeline, AUGMENTING oRMAT’S LEADERSHIP POSITION

RENO, Nev. January 24, 2018 Ormat Technologies Inc. (NYSE: ORA) announced today that it has entered into a definitive agreement to acquire U.S. Geothermal, Inc. (NYSE American: HTM), a renewable energy company focused on the development, production and sale of electricity from geothermal energy. Under terms of the merger agreement, holders of U.S. Geothermal common stock will receive $5.45 per share in cash. On fully diluted basis, including payment to U.S. Geothermal’s option holders, Ormat will pay a total consideration of approximately $109.9 million. The closing of the merger is subject to customary conditions, including receipt of regulatory approvals and approval by persons holding a majority of the outstanding shares of US Geothermal common stock. The transaction is expected to close in the second quarter of 2018.

U.S. Geothermal is currently operating geothermal power projects at Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total designed net output of 45MW that currently generate approximately 38 MW net. In addition, U.S. Geothermal is developing additional projects at the Geysers, California; a second phase project at San Emidio, Nevada; at Crescent Valley, Nevada; and the El Ceibillo project located near Guatemala City, Guatemala.

The operating assets are selling power under existing power purchase agreements at favorable price terms for the electricity, with an aggregated contract capacity of 55 MW. Upon plans to improve the acquired portfolio and implementation of synergies and cost reductions Ormat expects to improve profitability of the operating projects by approximately 50% during 2019.

Isaac Angel, CEO of Ormat Technologies said “This acquisition significantly broadens and diversifies our operations in the United States, expanding our presence into Idaho and Oregon and giving us additional opportunities as we evaluate U.S. Geothermal’s development pipeline. We are confident we can leverage our unique core capabilities to improve generation and efficiency at the existing plants, utilizing our expertise and proprietary technology. Finally, we have identified operational and financial synergies, efficiencies and cost reductions, based on US Geothermal’s current revenue level, enabling us to improve the profitability of these operations. With this transaction, we demonstrate again the implementation of our business strategy to grow our business with accretive M&A transactions and organic growth, underscoring our commitment to creating sustainable value for our shareholders.”

Legal Advisors

Norton Rose Fulbright is serving as Ormat's legal counsel.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 73 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 720 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,200 MW of gross capacity. Ormat is the largest US-based geothermal operator with its current 800 MW generating portfolio spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. Ormat also intends to expand its operations and provide energy management and energy storage solutions, by leveraging its core capabilities and global presence.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. These include, among other things, statements about opportunities for improved generation and efficiency of US Geothermal’s operating projects, significant cost savings and operational and financial synergies, and Ormat’s expectation that it can improve profitability of the operating projects. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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